EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                                                           FOR RELEASE April 13, 2008

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPICorp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri 63103	TELEPHONE	(314)231-1575

CPI CORP. NAMES NEW CHIEF FINANCIAL OFFICER AND
NEW PRINCIPAL ACCOUNTING OFFICER

ST. LOUIS, MO., April 13, 2008 –CPI Corp. (NYSE – CPY) today announced that Dale Heins will become Senior Vice President, Finance and Chief Financial Officer of the Company, effective April 18, 2008.  Mr. Heins most recently served as the Company’s Vice President, Finance, Controller and Principal Accounting Officer,  positions he has held since 2005.  He will succeed Gary Douglass, who has been appointed Chief Executive Officer of Pulaski Financial Corp. and Pulaski Bank in St. Louis, MO.

Since joining CPI in 1987, Mr. Heins has been promoted to financial management positions with progressively increasing responsibility, including Tax Manager, Tax Director and Controller.  He holds a BS degree in accounting from Evangel University.

Commenting on the selection, Renato Cataldo, Chief Executive Officer of CPI, said, “Dale’s distinguished record of service to CPI, deep understanding of our business and his unquestioned integrity make him especially well qualified to assume the top financial post at CPI.  Gary and Dale have worked together for many years to build a strong finance team, and I am confident the transition will be smooth. ”

Continuing, Cataldo said, “I also want to express my appreciation to Gary Douglass for his exemplary service and invaluable contributions to CPI.  He has been instrumental in guiding the Company through a series of significant transformations. We will miss him but wish him all the best on his exciting new endeavor.”

Gary Douglass added, “I am very grateful for the experiences and relationships I have enjoyed at CPI and am very pleased to pass the reins as CFO to Dale, with whom I have worked closely for the past six years.  Dale is well-prepared to assume his new responsibilities.”

Dr. Cataldo also announced that Rose O’Brien will succeed Mr. Heins as Vice-President, Finance, Controller and Principal Accounting Officer.  Ms. O’Brien has served as Assistant Controller since joining CPI in 2005.  A Certified Public Accountant, Ms. O’Brien has held financial management positions with both public and privately held companies in the St. Louis area in the course of her twenty-five year professional career.  After graduating from the University of Missouri, she served seven years in the audit department of Price Waterhouse.

Dr. Cataldo commented, “We are delighted to recognize Rose’s outstanding contributions with this promotion.  We know we can count on her professionalism and dedication in the future as we have in the past.”

CPI is the leading portrait studio operator in North America offering photography services in approximately 3,100 locations in the United States, Puerto Rico, Canada and Mexico, principally in Sears and Wal-Mart stores.